Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Fourth Quarter and

Full Year 2013 Financial Results and Announces Increased

Share Repurchase Authorization

ELKHART, IN – February 20, 2014 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2013, and announced that its board of directors has authorized an increase in the amount available to be acquired under its existing share repurchase program to $20 million. The 2013 results included the highest fourth quarter revenues, net income and net income per diluted share in the Company’s history as well as record full year revenues. Net income and net income per diluted share for full year 2013 were exceeded only by 2012’s results due to a non-cash income tax credit recorded in that year.

Fourth Quarter 2013 Financial Results

Net sales for the fourth quarter of 2013 increased $40.5 million or 38.1%, to $146.6 million from $106.1 million in the same quarter of 2012. The increase was primarily attributable to a 43% increase in the Company’s revenue from the RV industry, which represented approximately 71% of the Company’s fourth quarter 2013 sales. Sales to the MH industry increased 13%, while sales to the industrial markets increased 57%. Wholesale unit shipments to the RV industry increased approximately 13% in the fourth quarter of 2013 compared to the prior year. Additionally, wholesale unit shipments to the MH industry, which represented approximately 16% of fourth quarter 2013 sales, rose approximately 15% from the fourth quarter of 2012. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 13% of the Company’s fourth quarter 2013 sales, and reflected an approximate 13% increase in new housing starts in the fourth quarter of 2013 compared to the prior year. The Company estimates that approximately 60% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

Excluding the revenue contributions of acquisitions completed in 2012 and 2013, the Company estimates its organic growth in the fourth quarter of 2013 at approximately 23%, or $24.9 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 12% and growth tied to overall industry improvement of approximately 11%. The remaining $15.6 million of the revenue increase in the fourth quarter of 2013 was attributable to the incremental contribution of the 2012 and 2013 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 15%.

Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our fourth quarter revenue and profitability growth compared to 2012 as we continue to realize the benefits of our strategic and operational initiatives executed in 2012 and 2013 as well as growth in all three of the end markets we serve. Our gross margin in the fourth quarter of 2013 improved over the prior year quarter reflecting the positive contribution of acquisitions, market share gains, and an increase in our RV industry unit content.” Mr. Cleveland further noted, “Our results are a reflection of the continued drive and passion of our team members who are humbly dedicated to the goal of consistently performing at the highest level to provide exceptional customer service as part of our 'Customer 1st’ performance-oriented culture and mission.”

Patrick reported operating income of $8.6 million in the fourth quarter of 2013, an increase of $4.0 million or 87.2%, from the $4.6 million reported in the prior year. Fourth quarter 2013 net income was $5.0 million or $0.47 per diluted share, which reflected an effective tax rate of 38%. This compares to net income of $3.2 million or $0.30 per diluted share in the fourth quarter of 2012, when the Company reported an income tax credit of approximately $0.2 million or $0.02 per diluted share related to the reversal of the valuation allowance against its deferred tax assets.

In addition to the tax credit mentioned above, fourth quarter 2012 net income included a non-cash charge of $0.7 million or $0.06 per diluted share for the write-off of the remaining unamortized debt discount on the senior secured subordinated notes (the “Notes”) that were prepaid in full during the fourth quarter of 2012 and a charge of $0.3 million or $0.02 per diluted share for premiums paid in conjunction with the prepayment of the Notes. Exclusive of these items, together totaling a net charge of $0.8 million or $0.06 per diluted share, and assuming the same estimated effective tax rate of 38% that was recorded in the fourth quarter of 2013, adjusted net income in the fourth quarter of 2012 would have been $2.5 million or $0.23 per diluted share.

Full Year 2013 Financial Results

Net sales for the twelve months of 2013 increased $157.5 million or 36.0%, to $594.9 million from $437.4 million in 2012. For the full year 2013, the Company’s revenue from the RV industry, which represented approximately 72% of its 2013 sales, increased by 44%. Wholesale unit shipments to the RV industry increased approximately 12% in 2013 compared to the prior year. Additionally, revenues from the MH industry, which represented 16% of the Company’s 2013 sales, rose 13% compared to the prior year as wholesale unit shipments increased by approximately 10%. Revenues from the industrial market increased 33% and benefited from improved retail fixture and residential cabinet and furniture sales. The industrial market, which accounted for 12% of the Company’s 2013 sales, saw new housing starts increase by approximately 18% for 2013 compared to the prior year.

Excluding the revenue contributions of the 2012 and 2013 acquisitions, the Company estimates its organic growth for the full year 2013 at approximately 19%, or $82.6 million of its total revenue increase. The Company estimates that this organic growth was comprised of growth resulting from market share gains of approximately 8% and growth tied to overall industry improvement of approximately 11%. The remaining $74.9 million of the revenue increase in 2013 was attributable to the incremental contribution of the 2012 and 2013 acquisitions (including related market share and industry growth), resulting in incremental growth of approximately 17%.

The Company’s RV content per unit for the full year 2013 increased 28% to $1,338 from $1,048 for 2012. The MH content per unit increased approximately 2% to $1,582 in 2013 from $1,556 in the prior year.

For the full year 2013, Patrick reported operating income of $40.9 million, an increase of $13.9 million or 51.4%, from the $27.0 million reported in 2012. Twelve months 2013 net income was $24.0 million or $2.23 per diluted share, which reflected an effective tax rate of 38%. For the full year 2012, the Company reported net income of $28.1 million or $2.64 per diluted share, including a non-cash income tax credit of $6.8 million or $0.64 per diluted share as described below.

Exclusive of an after-tax gain on sale of fixed assets and an after-tax gain related to the recovery of a previously reserved receivable, together totaling $0.4 million or $0.04 per diluted share, twelve months 2013 adjusted net income would have been $23.6 million or $2.19 per diluted share.

As mentioned above, twelve months 2012 net income was positively impacted by a non-cash income tax credit of $6.8 million or $0.64 per diluted share related to the reversal of the tax valuation allowance against its deferred tax assets as well as a net gain on the sale of fixed assets and the acquisition of a business of $0.2 million or $0.02 per diluted share. In addition, full year 2012 net income was reduced by a non-cash charge of $1.7 million or $0.16 per diluted share related to stock warrant accounting, the non-cash charge of $0.7 million or $0.06 per diluted share for the write-off of the remaining unamortized debt discount on the Notes, and the charge of $0.3 million or $0.02 per diluted share for the premiums paid in conjunction with the prepayment of the Notes both as described above. Exclusive of these items, together totaling a net gain of $4.3 million or $0.42 per diluted share, and assuming the same estimated effective tax rate of 38% that was recorded in the twelve months of 2013, full year 2012 adjusted net income would have been $14.7 million or $1.38 per diluted share.

In 2011, as a result of the generation of taxable income, the Company began to utilize its federal and state net operating loss carry forwards (the “NOLs”) of more than $29 million and $34 million, respectively, to offset taxable earnings for federal and state tax purposes. At December 31, 2012, the Company had gross federal NOLs remaining of approximately $9.8 million that it fully utilized in the first half of 2013. In addition, at December 31, 2012, the Company had gross state NOLs remaining of approximately $12.6 million, of which approximately $4.5 million were remaining to be utilized as of December 31, 2013. The utilization of these federal and state NOLs to offset taxable earnings over the past several years significantly enhanced the Company’s cash flows from operations that were available to be invested in capital expenditures and acquisitions, as well as to complete stock repurchases and reduce debt.

“We continue to be energized by our full year 2013 performance which is a reflection of our team’s efforts to execute on a number of strategic and operational initiatives,” stated Mr. Cleveland. “In 2013, as part of our overall strategic plan, we invested approximately $16.5 million in the acquisitions of Frontline Mfg., Inc., Premier Concepts, Inc. and West Side Furniture, which expanded the depth and breadth of our product lines and capabilities, both in our core markets and in related markets. These three acquisitions had annualized revenues of approximately $42 million, of which approximately $12 million was included in our full year 2013 operating results.”

“Additionally, in 2013 we were able to successfully integrate the businesses we acquired at the end of 2012, utilize our manufacturing and distribution capabilities to grow our revenue base and to increase our market share and per unit content within the RV industry, and grow our net income and earnings per share. We also re-invested approximately $8.7 million into our businesses through capital expenditures, which included the ongoing replacement of our current management information systems, the acquisition of an operating facility in the Midwest that we had previously been leasing, and the replacement and upgrading of existing production equipment at several of our manufacturing operations to increase efficiency and capacity levels in anticipation of future growth,” Mr. Cleveland further stated.

In February 2013, the Company’s Board of Directors authorized a stock repurchase program for the purchase of up to $10.0 million of the Company’s common stock from time to time through open market or private transactions over the following 12 months. As of December 31, 2013, the Company had repurchased 407,330 shares at an average price of $14.92 per share for a total cost of approximately $6.1 million.

On February 13, 2014, the Company’s Board of Directors authorized an increase in the amount of the Company’s common stock that may be acquired under the stock buyback program over the next 12 months to $20.0 million, including approximately $3.9 million available under the previous authorization.

Patrick’s total assets approximated $174.2 million at December 31, 2013 compared to $143.5 million at December 31, 2012, primarily reflecting the impact of acquisitions and overall growth from year to year. Furthermore, total debt outstanding at December 31, 2013 increased to $55.0 million compared to $49.7 million at December 31, 2012 primarily reflecting the funding of acquisitions, stock repurchases and capital expenditures during the year net of debt reduction.

“The combination of the capital investments we made in our businesses, the dedication, leadership, and entrepreneurial spirit of our team members, the execution of our organizational strategic agenda, and the strong cash flows resulting from our revenue growth and operating profitability in 2013 have provided a solid base to drive the continued success of the organization in the coming year. The increase in our stock repurchase authorization reflects the confidence we have in Patrick’s outlook, as well as our expectation for improving overall economic conditions, and is consistent with our capital allocation strategy. We will continue to focus our efforts on the addition of new product lines, strengthening our balance sheet, managing and maintaining an appropriate leverage position to optimize utilization of our resources, and reinvesting in our business through capital expenditures, stock repurchases and strategic acquisitions,” said Mr. Cleveland.

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2013 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Thursday, February 20, 2014, at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, wrapped profile mouldings, slide out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, interior passage doors, exterior graphics, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FOURTH QUARTER ENDED		TWELVE MONTHS ENDED
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
NET SALES	$146,612	$106,128	$594,931	$437,367
Cost of goods sold	125,008	91,560	503,908	371,623
Gross profit	21,604	14,568	91,023	65,744

Operating expenses:
Warehouse and delivery	5,619	4,041	20,158	15,782
Selling, general and administrative	6,568	5,381	27,979	21,637
Amortization of intangible assets	783	531	2,371	1,523
Gain on sale of fixed assets & acquisition of business	(6)	(1)	(430)	(238)
Total operating expenses	12,964	9,952	50,078	38,704
OPERATING INCOME	8,640	4,616	40,945	27,040
Stock warrants revaluation	-	-	-	1,731
Interest expense, net	556	1,572	2,171	4,037
Income before income taxes (credit)	8,084	3,044	38,774	21,272
Income taxes (credit)	3,072	(173)	14,734	(6,823)
NET INCOME	$5,012	$3,217	$24,040	$28,095

BASIC NET INCOME PER COMMON SHARE	$0.47	$0.30	$2.24	$2.66

DILUTED NET INCOME PER COMMON SHARE	$0.47	$0.30	$2.23	$2.64

Weighted average shares outstanding – Basic	10,656	10,809	10,733	10,558
Diluted	10,710	10,891	10,786	10,637

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Dec. 31, 2013	Dec. 31, 2012
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$34	$434
Trade receivables, net	22,644	17,858
Inventories	56,510	46,992
Deferred tax assets	3,762	5,149
Prepaid expenses and other	4,749	3,237
Total current assets	87,699	73,670

Property, plant and equipment, net	42,117	37,069
Goodwill and other intangible assets, net	42,106	29,581
Deferred tax assets	-	676
Deferred financing costs, net	1,283	1,612
Other non-current assets	982	861
TOTAL ASSETS	$174,187	$143,469

CURRENT LIABILITIES
Accounts payable	$18,826	$17,336
Accrued liabilities	13,585	11,816
Total current liabilities	32,411	29,152

Long-term debt	55,000	49,716
Deferred compensation and other	2,546	3,193
Deferred tax liabilities	1,920	-
TOTAL LIABILITIES	91,877	82,061

SHAREHOLDERS’ EQUITY	82,310	61,408
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$174,187	$143,469